THE PRUDENTIAL INVESTMENT PORTFOLIOS, INC.
Prudential Conservative Allocation Fund

Prudential Growth Allocation Fund

Prudential Moderate Allocation Fund

THIRD AMENDMENT TO SUBADVISORY AGREEMENT

This THIRD AMENDMENT (the “Amendment”), dated and effective as of July 1, 2017 (the “Effective Date”) is made part of the Subadvisory Agreement (the “Agreement”), dated February 17, 2004, as amended July 1, 2004, and as further amended April 29, 2011, between Prudential Investments LLC (now known as PGIM Investments LLC (“PGIM Investments”)) and Quantitative Management Associates LLC or its predecessors (“QMA”) for each of the above-listed Funds, each of which is a series of The Prudential Investment Portfolios, Inc.

WHEREAS, PGIM Investments and QMA desire to amend the Agreement with respect to the compensation to be paid by PGIM Investments to QMA for services provided by QMA pursuant to the Agreement; and

WHEREAS the Funds’ Board of Directors has approved this Amendment to the Agreement;

NOW THEREFORE, for and in consideration of the continuation of the Agreement for its current term, and other good and valuable consideration, PGIM Investments and QMA hereby amend the Agreement to provide for the compensation to be paid by PGIM Investments to QMA, as described in the attached Schedule A, for the same term, including renewals, as the Agreement and upon the same terms and conditions as described in the Agreement.

IN WITNESS WHEREOF, the parties have caused this Amendment to the Agreement to be duly executed as of the Effective Date.

PGIM INVESTMENTS LLC

By: /s/ Scott E. Benjamin
Scott E. Benjamin, Executive Vice President

QUANTITATIVE MANAGEMENT ASSOCIATES LLC

By: /s/ Andrew Dyson
Andrew Dyson, Chairman & Chief Executive Officer

SCHEDULE A

THE PRUDENTIAL INVESTMENT PORTFOLIOS, INC.

Prudential Conservative Allocation Fund
Prudential Moderate Allocation Fund
Prudential Growth Allocation Fund

As compensation for the subadvisory services provided by QMA, PGIM Investments will pay QMA an advisory fee on the net asset value of the portion of the Fund’s portfolio that is managed by QMA that is equal, on an annualized basis, to the following:

Fund Name Advisory Fee (as a % of average daily net assets)

Prudential Conservative Allocation Fund 0.05% of average daily net assets
Prudential Moderate Allocation Fund 0.05% of average daily net assets
Prudential Growth Allocation Fund 0.05% of average daily net assets